                                                                   EXHIBIT 11.1

                             OMNIPOINT CORPORATION

                  STATEMENT OF COMPUTATION OF LOSS PER SHARE

Calculation of primary loss per share:

                                                     YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                      1993     1994      1995
                                                     -------  -------  --------
                                                      (IN THOUSANDS, EXCEPT
                                                         PER SHARE DATA)
Net loss............................................ $(6,227) $(9,330) $(37,770)
                                                     =======  =======  ========
  Common shares outstanding.........................  22,831   23,881    24,539
  Issuance of cheap stock(1)........................   6,871    6,871     6,871
                                                     -------  -------  --------
    Total shares--primary...........................  29,702   30,752    31,410
                                                     =======  =======  ========
Primary loss per share:
  Net loss per share................................ $ (0.21) $(0.30)  $ (1.20)

                                                  THREE MONTHS ENDED MARCH 31,
                                                 -----------------------------
                                                    1995         1996
                                                 -----------  -----------
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
Net loss........................................    $(14,724)    $(15,903)
                                                 ===========  ===========
  Common shares outstanding.....................      31,345       38,179
  Issuance of cheap stock(1)....................         --         2,290
                                                 -----------  -----------
    Total shares--primary.......................      31,345       40,469
                                                 ===========  ===========
Primary loss per share:
  Net loss per share............................ $    (0.47)  $    (0.39)

- --------
(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common equivalent shares issued during the twelve month period prior to the initial filing date of the Company's Initial Public Offering Registration Statement at exercise prices below the initial public offering price of $16.00 have been included in the calculation of cheap stock shares using the treasury stock method, as if they were outstanding for all periods presented.

Note: The computation of fully diluted earnings per share is identical to that of primary earnings per share for the periods presented above and therefore is not included separately herein.